UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
December 3, 2015

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California     90401
(Address of principal executive offices)                           (Zip Code)

Registrant’s telephone number, including area code:    (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2015, the Board of Directors of Douglas Emmett, Inc. and its Audit Committee approved the promotion of Mona Gisler to the position of Chief Financial Officer, effective January 1, 2016. Theodore E. Guth, Douglas Emmett’s current CFO, will retire as its CFO effective at the end of December 2015. After retiring as CFO, Mr. Guth will continue to be employed by Douglas Emmett as a Senior Advisor.
Ms. Gisler, 42, joined Douglas Emmett in 2014 and is currently Douglas Emmett’s Chief Accounting Officer.  Before joining Douglas Emmett, Ms. Gisler spent 19 years at Deloitte & Touche LLP, where she was a partner in the real estate practice.  Ms. Gisler, a Certified Public Accountant, holds a Bachelors of Science in Business Administration- Accountancy from California State University, Long Beach.
In connection with Ms. Gisler's appointment, the Compensation Committee approved (i) an increase in her base salary to $350,000, with annual incentive compensation in the discretion of the Committee and (ii) a multi-year grant of Long Term Incentive Units under the Company’s 2006 Omnibus Stock Incentive Plan to Ms. Gisler, covering LTIP Units valued at $650,000 in accordance with ASC 718. These LTIP Units will be granted on December 21, 2015 based on the closing price of the Douglas Emmett’s Common Stock on that date, and will vest one fifth on each of December 31, 2016, 2017, 2018, 2019 and 2020.
There are no family relationships between Ms. Gisler and any officers or directors of Douglas Emmett, and there are no related party transactions regarding Ms. Gisler reportable under Item 404(a) of Regulation S-K.
Item 8.01. Other Events.
On December 3, 2015, Douglas Emmett issued a press release announcing Ms. Gisler’s appointment as Chief Financial Officer and Mr. Guth's retirement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.    Description

99.1    Press release issued by Douglas Emmett, Inc. dated December 3, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.
Dated:	December 4, 2015	By:	/s/ JORDAN L. KAPLAN
Jordan L. Kaplan
President and Chief Executive Officer